Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-132296

PROSPECTUS SUPPLEMENT NO. 2
TO
PROSPECTUS DATED APRIL 25, 2007

MDWERKS, INC.

This prospectus supplement should be read in conjunction with our prospectus dated
April 25, 2007 and in particular ‘‘Risk Factors’’ beginning on page 7 of the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K of MDwerks, Inc., filed with the Securities and Exchange Commission on May 30, 2007.

The date of this prospectus supplement is May 30, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2007

MDWERKS, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-118155 (Commission File Number)	33-1095411 (IRS Employer Identification Number)

Windolph Center, Suite I
1020 N.W. 6th Street
Deerfield Beach, FL 33442
(Address of Principal Executive Offices)

(954) 389-8300
 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On May 24, 2007, Lila K. Sobel tendered her resignation from the position of Chief Operating Officer of MDwerks, Inc. (the “Company”). On May 29, 2007, the Board of Directors of the Company accepted Ms. Sobel’s resignation.

(c) On May 29, 2007, Stephen M. Weiss was reassigned from the position of Chief Technology Officer and appointed by the Board of Directors of the Company to serve as Chief Operating Officer of the Company.

Stephen M. Weiss most recently was the Chief Technology Officer of the Company and, prior to that, held various other technology and operating management positions with Enterprise Technology, Imagine Networks, Inc., Bankers Trust Company and others over a twenty-eight year period. Mr. Weiss is 53 years old.

The press release issued by the Company on May 29, 2007 announcing the resignation of Ms. Sobel and the reassignment and appointment of Mr. Weiss is attached hereto as exhibit 99.1.

Mr. Weiss has an Employment Agreement which became effective January 1, 2007 and extends for a term that expires on December 31, 2007. Pursuant to this employment agreement, Mr. Weiss has agreed to devote all of his time, attention and ability, to our business as our Chief Technology Officer. The employment agreement provides that Mr. Weiss will receive a base salary during calendar year 2007 at an annual rate of $165,000, for services rendered in such position. In addition, Mr. Weiss may be entitled to receive, at the sole discretion of our board of directors, cash bonuses based on the executive meeting and exceeding performance goals of the company. The cash bonuses range from up to 25% of the executive’s annual base salary. Mr. Weiss is entitled to participate in our 2005 Incentive Compensation Plan. We have also agreed to pay or reimburse Mr. Weiss up to a specified monthly amount for the business use of his personal car and cell phone.

Mr. Weiss’ employment agreement provides for termination by us upon death or disability (defined as 90 aggregate days of incapacity during any 365-consecutive day period) of the executive or upon conviction of a felony or any crime involving moral turpitude, or willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by Mr. Weiss, related to or affecting the performance of his duties. In the event the employment agreement is terminated by us without cause, Mr. Weiss will be entitled to compensation for the balance of the term of his employment agreement. The employment agreement with Mr. Weiss does not have any change of control provisions.

The employment agreement also contains covenants (a) restricting Mr. Weiss from engaging in any activities competitive with our business during the term of such employment agreement and one year thereafter, (b) prohibiting Mr. Weiss from disclosure of confidential information regarding us at any time and (c) confirming that all intellectual property developed by Mr. Weiss and relating to our business constitutes our sole and exclusive property.

The foregoing summary of Mr. Weiss’ employment agreement is qualified by reference to the full text of the form of the Employment Agreement, attached as Exhibit 10.1, which is incorporated herein in its entirety.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

The following exhibits are filed as part of this report:

Exhibit No.	Description
10.1	Form of Employment Agreement of Stephen M. Weiss dated January 1, 2007
99.1	Press release dated May 29, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MDWERKS, INC.
Dated: May 30, 2007	By:	/s/ Howard B. Katz
Howard B. Katz
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Form of Employment Agreement of Stephen M. Weiss dated January 1, 2007
99.1	Press release dated May 29, 2007.